Exhibit 99.1

September 19, 2013

Re: Empire State Realty Trust, Inc.

To Participants in Empire State Building Associates L.L.C.

We have now received consents for the proposed consolidation and IPO from all participants. Not one participant was bought out.

As reported in our filings, we received unsolicited proposals to purchase the fee, master lease, and/or operating lease positions of the Empire State Building. Most recently, a $1.4 billion offer for free and clear title to Empire State Building Associates’ (ESBA) fee and master lease interests was received. We determined this latest proposal’s potential value to participants to be materially less, as it: (i) obligates ESBA to pay down $300 million in debt and transfer taxes of up to $42 million; (ii) deprives participants of their reimbursement of portfolio planning costs; (iii) denies participants their current distribution of excess cash reserves held by ESBA; (iv) nullifies participants’ share of the class action settlement proceeds; and (v) triggers the override payment to Malkin Holdings payable by 94% of ESBA participants.

As fiduciaries, we review all matters concerning investment groups we serve, including every unsolicited proposal. We engaged Lazard Frères & Co. LLC as an independent financial advisor. Among other things, we considered: (i) the potential to close any indication of interest submitted; (ii) the thousands of conversations with participants before, during, and after the prior consent; (iii) the costly, complicated, and time-consuming SEC filing and consent process required to allow any potential transaction to go forward (which no proposal accommodated); and (iv) the costs of the consolidation and IPO to date. We determined none of the proposals is a credible alternative to the approved consolidation and IPO.

While it is possible that additional proposals will be made, from this point we are fully committed to effecting the consolidation and IPO transaction and will not entertain any additional alternative. Should you have any question in the coming weeks, please contact our proxy solicitor, MacKenzie Partners, at 888-410-7850. Their representatives are standing by and will address any question you may have within the standard SEC limitations to which we are now subject.

Sincerely,

MALKIN HOLDINGS LLC

/s/ Peter L. Malkin	/s/ Anthony E. Malkin
Peter L. Malkin	Anthony E. Malkin
Chairman	President